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                                                                    EXHIBIT 22.1


                           SUBSIDIARIES OF REGISTRANT

SUBSIDIARY NAME                    JURISDICTION

CoSine Communications Ltd.         United Kingdom

CoSine Cayman Ltd.                 Cayman Islands

CoSine Communications KK           Japan

Communications SARL                France